Exhibit 99.1

News release	Marsh +1 212 345 5000

Media contact:	Investor contact:

Erick Gustafson +1 202 263 7788 Erick.Gustafson@marsh.com	Jay Gelb +1 212 345 5411 Jay.Gelb@marsh.com

Marsh appoints Mark McGivney as Executive Vice President and Chief Operating Officer in addition to Chief Financial Officer

NEW YORK, April 14, 2026 – Marsh (NYSE: MRSH), a global leader in risk, reinsurance and capital, people and investments, and management consulting, today announced that Mark McGivney, Marsh’s Chief Financial Officer, will assume additional roles as Executive Vice President and Chief Operating Officer of the firm. These changes are effective April 15.

Commenting on the appointment, Marsh CEO John Doyle said, “Mark has been instrumental in the success and performance of Marsh for nearly 20 years. As CFO, he supported the design and execution of our strategy, and in his expanded role, he will help drive forward company priorities at an even greater pace and scale in a complex macroenvironment. I look forward to his continued contributions.”

Mr. McGivney will support John Doyle and the Marsh Executive Committee in evolving and accelerating the firm’s strategy, particularly where initiatives span businesses. He will lead the company’s inorganic strategies and ensure execution of top priorities. The Marsh Executive Committee will continue to report to Mr. Doyle.

Mark McGivney, who has been Marsh’s Chief Financial Officer for over a decade, joined the company in 2007 and has held several senior roles across the firm. He served as Senior Vice President of Corporate Finance, Chief Operating Officer and Chief Financial Officer of Mercer, and Chief Financial Officer of Marsh Risk, before becoming Senior Vice President and Chief Financial Officer of Marsh in January 2016. He holds an MBA from the University of Chicago Graduate School of Business and a BS in accounting from the University of Rhode Island.

About Marsh
Marsh (NYSE: MRSH) is a global leader in risk, reinsurance and capital, people and investments, and management consulting, advising clients in 130 countries. With annual revenue of $27 billion and more than 95,000 colleagues, Marsh helps build the confidence to thrive through the power of perspective. For more information, visit corporate.marsh.com, or follow us on LinkedIn and X.